Exhibit 99.1

Oclaro Announces Proposed Offering of $55 Million of Convertible Senior Notes Due 2020

SAN JOSE, Calif., Feb. 12, 2015 /PRNewswire/ — Oclaro, Inc. (Nasdaq: OCLR), announced today that it intends to offer, subject to market conditions and other considerations, $55,000,000 aggregate principal amount of Convertible Senior Notes due 2020 (the “Convertible Notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). Oclaro also intends to grant to the initial purchaser of the Convertible Notes a 30-day option to purchase up to an additional $10,000,000 aggregate principal amount of the Convertible Notes.

Oclaro intends to use the net proceeds of the offering for general corporate purposes, including working capital.

The Convertible Notes will be general unsecured obligations of Oclaro and interest will be paid semiannually. The Convertible Notes will be convertible at the option of holders into shares of Oclaro common stock at any time prior to the close of business on the business day immediately preceding the maturity date on February 15, 2020. The Convertible Notes will not be redeemable at Oclaro’s option prior to February 15, 2018. On or after February 15, 2018, the Convertible Notes will be redeemable at Oclaro’s option if the last reported sale price of Oclaro’s common stock for at least 20 trading days (which need not be consecutive trading days) in any 30-day trading period exceeds 130% of the conversion price for the Convertible Notes. The interest rate, conversion rate and other terms of the Convertible Notes will be determined at the time of the pricing of the offering.

The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Convertible Notes nor any shares of Oclaro’s common stock issuable upon conversion of the Convertible Notes have been or will be registered under the Securities Act or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” “preliminary” and other words and terms of similar meaning in connection with any discussion of plans, objectives, goals, strategies and future operating or financial performance. Undue reliance should not be placed on such forward- looking statements, which speak only as of the date they are made. Oclaro undertakes no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties. Such risks and uncertainties include, but are not limited to, whether or not Oclaro will offer the Convertible Notes or consummate the offering, the anticipated terms of the Convertible Notes and the offering and the anticipated use of the proceeds of the offering.